Exhibit 99.1

Limoneira Company Announces Second Quarter Fiscal Year 2023 Financial Results

Achieved $48.1 Million of Revenue in Second Quarter Fiscal Year 2023 Despite Challenging Lemon and Avocado Pricing Environment

Company Successfully Executing Strategic Shift Toward Higher Margin “Asset-Lighter” Business Model

Net Debt Position Reduced to $31.5 Million at End of Second Quarter Fiscal Year 2023 from $105.0 Million at End of Fiscal Year 2022

Company Reiterates Lemon Volume Guidance and Lowers Avocado Volume Guidance for Fiscal 2023

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 6, 2023 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2023.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We decreased our net debt position by 70% since the beginning of fiscal 2023, driven by our strategic shift towards our higher margin, “asset-lighter” business model. We now expect total proceeds of $180 million from the sale of our identified six non-strategic assets and have successfully closed on the sale of four of these assets for a total of $130 million over the past nine months. We have made tremendous progress in a short time, advancing our strategy to monetize certain non-strategic assets, expand our One World of Citrus initiative and execute on Harvest at Limoneira. We expect the transition to an “asset-lighter” business model to be completed in the next 12 months.”

Mr. Edwards continued, “Results for the second quarter were impacted in a few of our growth areas by the highly publicized heavy rains in California delaying a portion of the lemon harvest into the third quarter, as well as softer pricing for lemons and avocados as markets continue to work through surplus inventory. Even with the recent rains, we continue to expect to achieve our full year fiscal 2023 lemon volume guidance. In addition, we are seeing increased interest in home sales for the residential development of our East Area I real estate development project, Harvest at Limoneira.”

Fiscal Year 2023 Second Quarter Results

For the second quarter of fiscal year 2023, total net revenue was $48.1 million, compared to total net revenue of $46.8 million in the second quarter of the previous fiscal year. Agribusiness revenue increased to $46.7 million, compared to $45.4 million in the second quarter of last fiscal year. In April 2023, the Company entered into a settlement agreement with Southern California Edison Company and Edison International to formally resolve any and all claims related to the Thomas Fire in fiscal year 2018. Under the terms of the settlement agreement, the Company was awarded a total settlement of $9.0 million. In May 2023, the Company received approximately $6.1 million, net of legal and related costs, of which $3.8 million was recorded in agribusiness revenues and $2.3 million was recorded in gain on legal settlement in the second quarter of fiscal year 2023. Other operations revenue was $1.4 million in both the second quarters of fiscal years 2023 and 2022.

Agribusiness revenue for the second quarter of fiscal year 2023 includes $26.6 million in fresh lemon sales, compared to $27.3 million of fresh lemon sales during the same period of fiscal year 2022. Lemon revenues in the second quarter of fiscal year 2023 included settlement proceeds of $1.5 million allocated to lemons. Approximately 1,547,000 cartons of U.S. packed fresh lemons were sold in aggregate during the second quarter of fiscal year 2023 at a $17.23 average price per carton, compared to approximately 1,552,000 cartons sold at a $17.57 average price per carton during the second quarter of fiscal year 2022. Of the 1,547,000 and 1,552,000 cartons of U.S. packed fresh lemons sold during the second quarter of fiscal years 2023 and 2022, respectively, 49% and 51%, respectively, were procured from third-party growers.

The Company recognized $3.6 million of avocado revenue in the second quarter of fiscal year 2023, similar to the same period last fiscal year. Avocado revenues in the second quarter of fiscal year 2023 included settlement proceeds of $2.4 million allocated to avocados. Approximately 0.9 million pounds of avocados were sold in aggregate during the second quarter of fiscal year 2023 at a $1.30 average price per pound, compared to approximately 1.9 million pounds sold at a $1.90 average price per pound during the second quarter of fiscal year 2022.

The Company recognized $1.4 million of orange revenue in the second quarter of fiscal year 2023, compared to $2.6 million in the same period of fiscal year 2022. Approximately 88,000 cartons of oranges were sold during the second quarter of fiscal year 2023 at a $15.72 average price per carton, compared to approximately 328,000 cartons sold at a $7.98 average price per carton during the second quarter of fiscal year 2022. Specialty citrus and other revenue was $2.4 million for the second quarter of fiscal year 2023, compared to $1.4 million in the same period of fiscal year 2022.

Total costs and expenses for the second quarter of fiscal year 2023 were $51.9 million, compared to $44.2 million in the second quarter of last fiscal year. The increase of $7.8 million was primarily due to the Cadiz Ranch asset disposal. In April 2023, we determined that citrus farming operations were economically unviable on 670 acres of leased agricultural land at the Cadiz Ranch. As a result, we ceased farming operations, disposed of the related property, plant and equipment and recorded a loss on disposal of assets of $9.0 million as of April 30, 2023.

Operating loss for the second quarter of fiscal year 2023 was $3.9 million, compared to operating income of $2.6 million in the second quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2023 was $1.7 million, compared to net income applicable to common stock of $1.4 million in the second quarter of fiscal year 2022. Net loss per diluted share for the second quarter of fiscal year 2023 was $0.10, compared to net income per diluted share of $0.08 for the same period of fiscal year 2022.

Adjusted net income for diluted EPS in the second quarter of fiscal year 2023 was $3.9 million or $0.21 per diluted share, compared to the second quarter of fiscal year 2022 of $1.9 million or $0.11 per diluted share. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted net income (loss) for diluted EPS is provided at the end of this release.

Adjusted EBITDA was $6.2 million in the second quarter of fiscal year 2023, similar to the same period of fiscal year 2022. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Fiscal Year 2023 First Six Months Results

For the six months ended April 30, 2023, revenue was $86.0 million, similar to the same period last fiscal year. Operating income for the first six months of fiscal year 2023 was $22.0 million, compared to operating loss of $7.0 million in the same period last fiscal year. Net income applicable to common stock, after preferred dividends, was $13.8 million for the first six months of fiscal year 2023, compared to net loss applicable to common stock of $5.2 million in the same period last fiscal year. Net income per diluted share for the first six months of fiscal year 2023 was $0.75, compared to a net loss per diluted share of $0.30 in the same period of fiscal year 2022.

For the first six months of fiscal year 2023, adjusted net loss for diluted EPS was $5.3 million compared to adjusted net loss for diluted EPS of $3.8 million for the same period in fiscal year 2022. In the first six months of fiscal year 2023, adjusted net loss per diluted share was $0.30 compared to adjusted net loss per diluted share of $0.22 for the same period in fiscal year 2022, based on approximately 17.6 million and 17.5 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

For the first half of fiscal year 2023, net cash used in operating activities was $18.4 million, compared to $1.2 million in the same period of the prior fiscal year. Net cash provided by investing activities was $95.4 million for the first half of fiscal year 2023, compared to net cash used in investing activities of $0.4 million in the same period last fiscal year. For the first half of fiscal year 2023, net cash used in financing activities was $68.0 million, compared to net cash provided by financing activities of $2.3 million in the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all of the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of April 30, 2023, was $40.8 million, compared to $104.1 million at the end of fiscal year 2022. Debt levels as of April 30, 2023, less $9.8 million of cash on hand, resulted in a net debt position of $31.5 million at quarter end.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2022, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development.

In October 2022, the Company contributed 17 acres, known as the East Area I retained property, to a newly formed development entity, LLCB II, to potentially develop additional residential units and sold a 50% interest to Lewis for approximately $7.9 million in net cash proceeds. The Company recorded a gain of approximately $4.2 million on this transaction in the fourth quarter of fiscal year 2022.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

Updated Guidance

The Company’s food service business and industry logistics continue to experience slowdown due to supply chain and inflationary pressures on a global basis.

The Company continues to expect fresh lemon volumes to be in the range of 5.0 million to 5.4 million cartons for fiscal year 2023. The Company now expects avocado volumes to be in the range of 3.0 million to 4.0 million pounds for fiscal year 2023, compared to previous guidance of 4.0 million to 5.0 million pounds. The decrease is primary due to weather-related factors adversely affecting our orchards.

The Company expects to receive total proceeds of $115 million from Harvest at Limoneira, LLCB II and East Area II spread out over seven fiscal years, with approximately $8 million received in fiscal year 2022.

Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022 Actual	2023	2024	2025	2026	2027	2028
Projected Distributions	$8 Million	$5 Million	$8 Million	$17 Million	$25 Million	$30 Million	$22 Million

The Company has 700 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on June 6, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through June 20, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13737562.

2023 Investor Day & Facilities Tour

The Company will host an in-person Investor Day and Facilities Tour with financial analysts and institutional investors on June 26 and June 27, 2023.

•Day One – Monday, June 26, 2023: Limoneira will host an investor presentation and Q&A session beginning at 2:00 pm PT (5:00 pm ET) and concluding at 3:30 pm PT (6:30 pm ET) at the Ventura Beach Marriott Hotel in Ventura, California. The investor presentation will feature Harold Edwards, President and Chief Executive Officer; Mark Palamountain, Chief Financial Officer; and John Carter, VP of Citrus Operations.

•Day Two – Tuesday, June 27, 2023: Limoneira will host tours of the Company’s packing facilities and real estate development project, Harvest at Limoneira, both located in Santa Paula, California. The tours are scheduled to begin at 10:30 am PT (1:30 pm ET) with lunch in-between and conclude before 2:00 pm PT (5:00 pm ET).

In-person attendance is by invitation only and advance registration is required. Financial analysts and institutional investors interested in attending are encouraged to contact Investor Relations.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,100 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2023 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	April 30, 2023	October 31, 2022
Assets
Current assets:
Cash	$9,833	$857
Accounts receivable, net	17,766	15,651
Cultural costs	2,744	8,643
Prepaid expenses and other current assets	11,749	8,496
Receivables/other from related parties	3,245	3,888
Total current assets	45,337	37,535
Property, plant and equipment, net	163,541	222,628
Real estate development	9,858	9,706
Equity in investments	73,445	72,855
Goodwill	1,529	1,506
Intangible assets, net	7,238	7,317
Other assets	15,378	16,971
Total assets	$316,326	$368,518

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,375	$10,663
Growers and suppliers payable	8,109	10,740
Accrued liabilities	7,940	11,060
Payables to related parties	5,390	4,860
Income taxes payable	8,108	219
Current portion of long-term debt	446	1,732
Total current liabilities	38,368	39,274
Long-term liabilities:
Long-term debt, less current portion	40,837	104,076
Deferred income taxes	21,797	23,497
Other long-term liabilities	6,670	9,807
Total liabilities	107,672	176,654
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2023 and October 31, 2022) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2023 and October 31, 2022) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2023 and October 31, 2022)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,229,887 and 17,935,292 shares issued and 17,978,910 and 17,684,315 shares outstanding at April 30, 2023 and October 31, 2022, respectively)	180	177
Additional paid-in capital	167,169	165,169
Retained earnings	26,582	15,500
Accumulated other comprehensive loss	(4,011)	(7,908)
Treasury stock, at cost, 250,977 shares at April 30, 2023 and October 31, 2022	(3,493)	(3,493)
Noncontrolling interest	11,417	11,609
Total stockholders' equity	197,844	181,054
Total liabilities and stockholders' equity	$316,326	$368,518

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Net revenues:
Agribusiness	$46,676	$45,369	$83,204	$83,452
Other operations	1,394	1,381	2,767	2,572
Total net revenues	48,070	46,750	85,971	86,024
Costs and expenses:
Agribusiness	38,189	37,599	79,430	78,843
Other operations	1,009	1,093	2,247	2,167
Loss (gain) on disposal of assets, net	8,998	346	(30,744)	261
Gain on legal settlement	(2,269)	—	(2,269)	—
Selling, general and administrative	6,005	5,126	15,285	11,725
Total costs and expenses	51,932	44,164	63,949	92,996
Operating (loss) income	(3,862)	2,586	22,022	(6,972)
Other income (expense):
Interest income	62	27	70	48
Interest (expense), net of patronage dividends	996	(696)	(176)	(481)
Equity in earnings of investments, net	62	299	315	350
Other income (expense), net	200	78	(2,412)	93
Total other income (expense)	1,320	(292)	(2,203)	10

(Loss) income before income tax benefit (provision)	(2,542)	2,294	19,819	(6,962)
Income tax benefit (provision)	912	(722)	(5,915)	1,928
Net (loss) income	(1,630)	1,572	13,904	(5,034)
Net loss (income) attributable to noncontrolling interest	17	(11)	114	77
Net (loss) income attributable to Limoneira Company	(1,613)	1,561	14,018	(4,957)
Preferred dividends	(126)	(126)	(251)	(251)
Net (loss) income applicable to common stock	$(1,739)	$1,435	$13,767	$(5,208)

Basic net (loss) income per common share	$(0.10)	$0.08	$0.77	$(0.30)

Diluted net (loss) income per common share	$(0.10)	$0.08	$0.75	$(0.30)

Weighted-average common shares outstanding-basic	17,597,000	17,511,000	17,587,000	17,461,000
Weighted-average common shares outstanding-diluted	17,597,000	17,511,000	18,328,000	17,461,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, named executive officer cash severance, pension settlement cost, loss (gain) on disposal of assets, net, cash bonus related to the sale of assets and gain on legal settlement are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA in previous periods did not exclude stock-based compensation which has now been excluded as management believes this is a better representation of cash generated by operations and is consistent with peer company reporting. Adjusted EBITDA for prior periods has been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(1,613)	$1,561	$14,018	$(4,957)
Interest income	(62)	(27)	(70)	(48)
Interest expense, net of patronage dividends	(996)	696	176	481
Income tax (benefit) provision	(912)	722	5,915	(1,928)
Depreciation and amortization	2,044	2,483	4,491	4,963
EBITDA	(1,539)	5,435	24,530	(1,489)
Stock-based compensation	965	378	2,029	1,375
Named executive officer cash severance	—	—	—	432
Pension settlement cost	—	—	2,741	—
Loss (gain) on disposal of assets, net	8,998	346	(30,744)	261
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	(2,269)	—	(2,269)	—
Adjusted EBITDA	$6,155	$6,159	$(1,713)	$579

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net income (loss) for diluted EPS (in thousands, except share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(1,613)	$1,561	$14,018	$(4,957)
Effect of preferred stock and unvested, restricted stock	(66)	(146)	(288)	(281)
Stock-based compensation	965	378	2,029	1,375
Named executive officer cash severance	—	—	—	432
Pension settlement cost	—	—	2,741	—
Loss (gain) on disposal of assets, net	8,998	346	(30,744)	261
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	(2,269)	—	(2,269)	—
Tax effect of adjustments at federal and state rates	(2,101)	(211)	7,168	(603)
Adjusted net income (loss) for diluted EPS	$3,914	$1,928	$(5,345)	$(3,773)

Diluted net (loss) income per common share	$(0.10)	$0.08	$0.75	$(0.30)
Adjusted diluted net income (loss) per common share	$0.21	$0.11	$(0.30)	$(0.22)

Weighted-average common shares outstanding - diluted	17,597,000	17,511,000	18,328,000	17,461,000
Effect of preferred stock	741,000	—	(741,000)	—
Adjusted weighted-average common shares outstanding - diluted	18,338,000	17,511,000	17,587,000	17,461,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$32,847	$6,423	$—	$3,603	$3,803	$46,676
Intersegment revenue	—	10,309	(10,309)	—	—	—
Total net revenues	32,847	16,732	(10,309)	3,603	3,803	46,676
Costs and expenses	29,977	12,075	(10,309)	1,023	3,683	36,449
Depreciation and amortization	—	—	—	—	—	1,740
Operating income (loss)	$2,870	$4,657	$—	$2,580	$120	$8,487

	Agribusiness Segment Information for the Three Months Ended April 30, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$30,992	$6,743	$—	$3,576	$4,058	$45,369
Intersegment revenue	—	9,373	(9,373)	—	—	—
Total net revenues	30,992	16,116	(9,373)	3,576	4,058	45,369
Costs and expenses	27,222	11,662	(9,373)	2,073	3,828	35,412
Depreciation and amortization	—	—	—	—	—	2,187
Operating income (loss)	$3,770	$4,454	$—	$1,503	$230	$7,770

Lemons	Q2 2023	Q2 2022	Lemon Packing	Q2 2023	Q2 2022
United States:			Cartons packed and sold	1,547	1,552
Acres harvested	3,600	3,600	Revenue	$16,732	$16,116
Limoneira cartons sold	782	757	Direct costs	12,075	11,662
Third-party grower cartons sold	765	795	Operating income	$4,657	$4,454
Average price per carton	$17.23	$17.57
			Avocados	Q2 2023	Q2 2022
Chile:			Pounds sold	941	1,877
Lemon revenue	$2,500	$2,400	Average price per pound	$1.30	$1.90
40-pound carton equivalents	390	213
			Other Agribusiness	Q2 2023	Q2 2022
Other:			Orange cartons sold	88	328
Lemon shipping and handling	$6,400	$6,700	Average price per carton	$15.72	$7.98
Lemon by-product sales	$1,300	$1,100	Specialty citrus cartons sold	41	254
Brokered fruit and other lemon sales	$2,400	$300	Average price per carton	$24.78	$5.68

Agribusiness costs and expenses	Q2 2023	Q2 2022
Packing costs	$12,833	$12,277
Harvest costs	6,307	5,566
Growing costs	5,949	7,997
Third-party grower and supplier costs	11,360	9,572
Depreciation and amortization	1,740	2,187
Agribusiness costs and expenses	$38,189	$37,599